Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-150486
February 28, 2011

John Deere Capital Corporation

$500,000,000 1.600% Senior Notes Due March 3, 2014

Issuer:	John Deere Capital Corporation

Ratings:	A2 by Moody’s Investors Service, Inc. / A by Standard & Poor’s Ratings Services

Format:	Medium Term Notes

Issue Size:	$500,000,000

Trade Date:	February 28, 2011

Settlement Date (T+3):	March 3, 2011

Maturity Date:	March 3, 2014

Treasury Benchmark:	1.250% Treasury Notes due February 15, 2014

Benchmark Treasury Yield and Price:	1.164%; 100-08

Re-offer Spread:	+47 bps

Re-offer Yield:	1.634%

Coupon:	1.600%

Coupon Payment Dates:	Semi-annually on each March 3 and September 3, commencing on September 3, 2011

Day Count:	30 / 360

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter

Price to Public:	99.901%

Gross Spread:	0.150%

Net Proceeds (%):	99.751%

Net Proceeds ($):	$498,755,000

Time of First Sale to Public:	4:45 PM EST

CUSIP:	24422ERA9

Joint Bookrunners:	Barclays Capital Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	Fifth Third Securities, Inc., Morgan Stanley & Co. Incorporated

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded.  Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-150486
February 28, 2011

John Deere Capital Corporation
$250,000,000 Floating Rate Senior Notes Due March 3, 2014

Issuer:	John Deere Capital Corporation

Ratings:	A2 by Moody’s Investors Service, Inc. / A by Standard and Poor’s Ratings Services

Note Type:	Medium Term Notes

Issue Size:	$250,000,000

Trade Date:	February 28, 2011

Settlement Date (T+3):	March 3, 2011

Maturity Date:	March 3, 2014

Interest Rate Basis:	USD-LIBOR-Reuters (Reuters Page LIBOR01)

Interest Rate:	3M USD LIBOR + 22 bps

Interest Payment Dates:	Quarterly on the 3rd of March, June, September and December, commencing June 3, 2011

Interest Reset Dates:	Quarterly on the 3rd of March, June, September and December, commencing June 3, 2011

Interest Determination Dates:	2 London Business Days prior to each Interest Reset Date

Initial Interest Determination Date:	2 London Business Days prior to Settlement Date

Day Count:	Actual / 360

Day Count Convention:	Modified Following, Adjusted

Price to Public:	100.000%

Gross Spread:	0.150%

Net Proceeds (%):	99.850%

Net Proceeds ($):	$249,625,000

Time of First Sale to Public:	4:45 PM EST

CUSIP:	24422ERB7

Joint Bookrunners:	Barclays Capital Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	Fifth Third Securities, Inc., Morgan Stanley & Co. Incorporated

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded.  Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.